CONTACT: Center Bancorp, Inc.
         Investor Inquiries:
         Anthony C. Weagley,
         President & Chief Executive Officer
         (908) 206-2886

         Investor Relations
         Joseph Gangemi
         (908) 206-2863

Center Bancorp, Inc. Reports Resignation of Board Member

UNION, N.J., July 14, 2011 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq: CNBC), parent company of Union Center National Bank ("UCNB" or the "Bank"), announced today that Phyllis Klein has resigned from the Boards of Directors of the Company and the Bank, effective July 8, 2011.  At the time of her resignation, Ms. Klein served as a member of each of the Compensation, Audit, Nominating and the Executive Committees of the Board of Directors of the Company.

Also announced today, the Board of Directors has elected Harold Schechter to serve as a member of the Compensation Committee. Mr. Schechter is also a member of each of the Audit, Nominating and Executive Committees of the Board of Directors of the Company.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At March 31, 2011, the Corporation had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $970.6 million and stockholders' equity of $124.6 million.

For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.